Exhibit 10.1
Termination and Mutual Release

This Termination and Mutual Release ("Agreement") is made and entered into this January 19, 2012 (the “Effective Date”) by and between The Spectranetics Corporation (“Spectranetics”) and Medtronic, Inc. (“Medtronic”).

1.    Definitions. Upper case terms used in this Agreement without definition will have the meaning given that term in the License Agreement between Spectranetics and Medtronic dated February 28, 1997 (the “License Agreement”).

2.    Termination of License Agreement. Spectranetics and Medtronic agree that the License Agreement is terminated as of the Effective Date by the mutual agreement of Spectranetics and Medtronic and that all future rights and obligations of Spectranetics and Medtronic pursuant to the License Agreement are no longer required or expected. Any provisions in the License Agreement calling for survival of terms or post-termination obligations and rights is deemed void.

3.    Payments. Spectranetics will deliver to Medtronic the sum of Three Million Dollars ($3,000,000.00) on or before January 31, 2012.

4.    Mutual Release and Covenant Not to Sue.

a.    Medtronic for itself and its agents, representatives, officers, directors, successors, predecessors and affiliates (collectively, “Affiliates”) releases, acquits and forever discharges Spectranetics and its Affiliates from any and all actions, causes of action, suits, claims, demands, rights, controversies, debts, agreements, damages, costs, expenses, liabilities and compensation whatsoever (collectively, “Claims”) which Medtronic or its Affiliates now have or may hereafter have against Spectranetics or its Affiliates on account of or arising out of any matter, thing, or event which has happened, developed or occurred, whether known or unknown, at any time prior to the Effective Date and relating to the License Agreement.

b.    Spectranetics for itself and its Affiliates releases, acquits and forever discharges Medtronic and its Affiliates from any and all Claims which Spectranetics or its Affiliates now have or may hereafter have against Medtronic or its Affiliates on account of or arising out of any matter, thing, or event which has happened, developed or occurred, whether known or unknown, at any time prior to the Effective Date and relating to the License Agreement.

c.    Medtronic and Spectranetics do not release each other from any Claims arising out of the breach or alleged breach of this Agreement. Medtronic and Spectranetics do not release each other from any Claims arising out of the breach or alleged breach of any other agreement between them other than the License Agreement.

d.    Medtronic agrees and covenants not to file any suit, claim or complaint against Spectranetics or its Affiliates in any court or administrative agency with regard to any Claim relating to Spectranetics future use of the Licensed Intellectual Property.

5.    Unknown Facts. Medtronic and Spectranetics acknowledge that they are aware that they or their attorneys may later discover facts different from or in addition to the facts that they now know or believe to be true with respect to the subject matter of this Agreement, but that it is their intention to, and they do, fully, finally, absolutely, and forever settle any and all claims, disputes and differences which do now exist, may exist, or may have existed between them relating to the License Agreement, and that in furtherance of such intention, the mutual general release given above shall be, and remain, in effect as a full and complete mutual general release relating to the License Agreement, notwithstanding any mistake of fact or the discovery of any different or additional facts.

6.    Compromise. This Agreement is entered into solely for purposes of compromise, and Medtronic and Spectranetics expressly acknowledge and agree that the other party has not admitted, and by the execution and performance of this Agreement does not admit, and in fact, expressly denies, any liability or obligation to the other party.

7.    Miscellaneous.

a.    Successors and Assigns. The provisions of this Agreement will be deemed to bind, obligate and extend to, and inure to the benefit of Medtronic and Spectranetics and their successors and assigns, including those who may assume any or all of the above-described capacities subsequent to the Effective Date.

b.    Entire Agreement and Amendment. This Agreement contains the entire agreement and understanding between Spectranetics and Medtronic relating to its subject matter and supersedes and replaces all prior negotiations or proposed agreements, written or oral. Neither Spectranetics nor Medtronic has entered into this Agreement in reliance upon any promise, representation or warranty not contained in this Agreement. Each party has fully and carefully read the foregoing Agreement, knows and understands its contents, and signs it freely. This Agreement may be amended only by a writing signed by both Spectranetics and Medtronic.

c.    Method of Signing. This Agreement may be executed electronically and in two or more counterparts, each of which will be deemed an original and all together will constitute one and the same instrument.

IN WITNESS WHEREOF, each of the undersigned has signed this Termination and Mutual Release.

The Spectranetics Corporation	Medtronic, Inc.
By: /s/ Roger Wertheimer	By: /s/ James P. Mackin
Roger Wertheimer Vice President

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